Exhibit 99.2

Set forth below are excerpts from the preliminary offering circular:
USE OF PROCEEDS
We expect to use the net proceeds of this offering to fund a portion of the cash consideration due in respect of the Clopay Acquisition and to pay related fees and expenses. Pending such use, a portion of the net proceeds of this offering may be invested in short-term investments.
The consummation of the Clopay Acquisition is not a condition to the closing of this offering. If we do not consummate the Clopay Acquisition, we intend to use the net proceeds of this offering to repay debt under our senior secured credit facilities and for general corporate purposes. See “Description of Other Indebtedness.”
The table below sets forth the estimated sources and uses of funds in connection with the Clopay Acquisition (in millions). Actual amounts may vary from the estimated amounts shown below depending on several factors, including, among others, the actual size of this offering, fluctuations in cash on hand, and actual fees and expenses.
Sources	Amount	Uses	Amount
	(in millions)		(in millions)
Notes offered hereby	$400	Clopay Acquisition	$475
Cash on hand	80	Estimated fees and expenses(1)	5
Total sources	$480	Total uses	$480

(1)
Includes fees and expenses related to the Clopay Acquisition and this offering.

CAPITALIZATION
The following table sets forth cash and cash equivalents and capitalization of Berry as of September 30, 2017 both on an actual basis and as adjusted to give effect to this offering and the application of the net proceeds therefrom. You should read this table in conjunction with the consolidated financial statements and the related notes included in or incorporated by reference into this offering circular and “Summary — Recent Development — The Clopay Acquisition,” and “Use of Proceeds.”
	As of September 30, 2017 ($ in millions)
	Actual	As Adjusted(1) (Unaudited)
Cash and cash equivalents	$306	$226(2)
Term loan maturing February 2020	$1,000	$1,000(2)
Term loan maturing January 2021	814	814
Term loan maturing October 2022	1,645	1,645
Term loan maturing January 2024	498	498
Revolving line of credit(3)	—	—
51∕8% Second Priority Senior Secured Notes due 2023	700	700
51∕2% Second Priority Senior Secured Notes due 2022	500	500
6% Second Priority Senior Secured Notes due 2022	400	400
Notes offered hereby	—	400
Debt discounts	(48)	(48)
Capital leases and other	132	132
Total long-term debt	5,641	6,041
Total stockholders’ equity	1,015	1,015
Total capitalization	$6,656	$7,056

(1)
We expect to use approximately $80 million of cash in connection with the Clopay Acquisition. See “Use of Proceeds.” In the event the Clopay Acquisition is not completed, we intend to use the proceeds of this offering to repay a portion of our term loan debt and for other general corporate purposes.

(2)
Does not reflect $100 million in term loan prepayments made in October 2017. See “Description of Other Indebtedness.”

(3)
As of December 30, 2017, there were no amounts outstanding under our revolving line of credit.

DESCRIPTION OF OTHER INDEBTEDNESS

First Priority Senior Secured Term Loan and Revolving Credit Facilities
At September 30, 2017, BGI is a party to senior secured credit facilities that include a term loan in the outstanding principal amount of  $1 billion (the “Term K Loan”), a term loan in the outstanding principal amount of  $814 million (the “Term L Loan”), a term loan in the outstanding principal amount of $1.645 billion (the “Term M Loan”), a term loan in the outstanding principal amount of  $498 million (the “Term N Loan”, and together with the Term K Loan, the Term L Loan, and the Term M Loan, the “Existing Term Loans”) and a revolving credit facility which provides borrowing availability equal to the lesser of  (a) $750 million or (b) the borrowing base, which is a function, among other things, of BGI’s and certain of its subsidiaries’ accounts receivable and inventory. The Term K Loan matures on February 8, 2020, the Term L Loan matures on January 6, 2021, the Term M Loan matures on October 1, 2022, the Term N Loan matures on January 19, 2024, and the revolving credit facility matures on the earlier of May 14, 2020, and the date that is 45 days prior to the earliest scheduled maturity of BGI’s or its subsidiaries’ indebtedness in an aggregate amount in excess of  $100,000,000, except to the extent such debt is refinanced according to certain requirements or otherwise extended to a maturity date that is more than five years and 45 days after May 14, 2015.
In October 2017, BGI made a voluntary $100 million prepayment of the Term K Loan and as of such date, the outstanding principal amount of Term K Loan was $900 million.
On November 27, 2017, BGI pre-paid the Term K Loan and Term L Loan, respectively, with a term loan in the outstanding principal amount of  $900 million (the “Term O Loan”), and a term loan in the outstanding principal amount of  $814 million (the “Term P Loan”), with maturity dates of February 8, 2020 and January 6, 2021, respectively.
The revolving credit facility borrowing base is, at any time of determination, an amount (net of reserves) equal to the sum of:
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85% of the net amount of eligible accounts receivable; and

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85% of the net orderly liquidation value of eligible inventory.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.
The borrowings under the senior secured credit facilities bear interest at a rate equal to a customary applicable margin plus, as determined at our option, either (a) a base rate determined by reference to the higher of  (1) the prime rate of Credit Suisse AG, Cayman Islands Branch, as administrative agent, in the case of the Existing Term Loans or Bank of America, N.A., as administrative agent, in the case of the revolving credit facility, (2) the U.S. federal funds rate plus 1/2 of 1% and (3) in the case of the Existing Term Loans, a daily eurodollar rate (“LIBOR”) plus 1.00% or (b) LIBOR determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for such borrowings under the revolving credit facility is adjusted based on the quarterly average daily borrowing availability under the revolving credit facility. Based on market conditions, from time to time, BGI may reprice existing term loans in order to obtain lower interest rates.
Due to voluntary prepayments previously made by BGI, no minimum quarterly principal payments of the any of the Existing Term Loans are required.
In addition, BGI must prepay the outstanding Existing Term Loans, subject to certain exceptions, with 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if BGI does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.
In addition to paying interest on outstanding principal under the senior secured credit facilities, BGI is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.325% per annum depending on the quarterly average daily available unused borrowing capacity. BGI also pays a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees. BGI may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

BGI may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.
The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, BGI’s ability and the ability of its subsidiaries to:
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sell assets;

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incur additional indebtedness;

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repay other indebtedness;

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pay dividends and distributions or repurchase our capital stock;

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create liens on assets;

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make investments, loans, guarantees or advances;

•
make certain acquisitions;

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engage in mergers or consolidations;

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enter into sale leaseback transactions;

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engage in certain transactions with affiliates;

•
amend certain material agreements governing our indebtedness;

•
amend organizational documents;

•
change the business conducted by BGI and its subsidiaries;

•
change BGI’s fiscal year end; and

•
enter into agreements that restrict dividends from subsidiaries.

In addition, the revolving credit facility requires BGI to maintain a minimum fixed charge coverage ratio at any time when the aggregate unused revolver capacity falls below either 10% of the lesser of the revolving credit facility commitments and the borrowing base (and in no event less than $45 million) (and for ten consecutive days following the date upon which availability exceeds and continues to exceed such threshold) or during the continuation of an event of default. In that event, BGI must satisfy a minimum fixed charge coverage ratio requirement of 1.0 to 1.0. The term loan facility also requires BGI to use commercially reasonable efforts to maintain corporate ratings from each of Moody’s and S&P for the term loan facility. The senior secured credit facilities also contain certain other customary affirmative covenants and events of default.
All obligations under the senior secured credit facilities are unconditionally guaranteed by Berry and, subject to certain exceptions, each of BGI’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of BGI’s assets and those of each domestic subsidiary guarantor as well as the equity interests in BGI held by Berry.